UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 20, 2016

BRUSHY RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-1554970	45-5634053
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

300 E. Sonterra Blvd., Suite 1220
San Antonio, Texas 78248
(Address of Principal Executive Offices)(Zip Code)

(210) 999-5400
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders.

On May 20, 2016, Brushy Resources, Inc. (“Brushy”) held a special meeting of stockholders to consider and vote on (1) a proposal to approve and adopt the Agreement and Plan of Merger, dated as of December 29, 2015, as amended on January 20, 2016 and March 24, 2016, and as it may be further amended from time to time (the “Merger Agreement”), by and among Lilis Energy, Inc. (“Lilis”), Lilis Merger Sub, Inc. (“Merger Sub”) and Brushy, pursuant to which Merger Sub will merge with and into Brushy with Brushy surviving the merger as a wholly owned subsidiary of Lilis; and (2) a proposal to authorize Brushy’s board of directors, in its discretion, to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve and adopt the Merger Agreement.

As of April 26, 2016, which was the record date for the special meeting, 12,711,986 shares of Brushy’s common stock were issued and outstanding. A quorum was present at the special meeting.

The proposals were approved by Brushy’s stockholders. The results of the votes on the proposals were:

Voting Results for Special Meeting

Vote Item	For	Against	Abstain	Broker Non-Votes
1. Approval and Adoption of the Merger Agreement	9,177,306	—	—	—

Vote Item	For	Against	Abstain	Broker Non-Votes
2. Approval of the proposal to adjourn the special meeting and solicit additional proxies if necessary or appropriate	9,177,306	—	—	—

The proposal to approve the Merger Agreement received the affirmative vote of approximately 72.2% of the shares of Brushy common stock outstanding and entitled to vote thereon. Adjournment of the meeting was not necessary or appropriate because there were sufficient votes at the time of the special meeting to adopt the Merger Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 20, 2016	BRUSHY RESOURCES, INC.

	By:	/s/ Michael J. Pawelek
Chief Executive Officer